Exhibit 3.631
OPERATING AGREEMENT OF
LORAIN COUNTY LANDFILL, LLC
     This Operating Agreement is executed as of 16th day of December, 2004, by Browning-Ferris Industries of Ohio, Inc., a Delaware corporation (the “ Member”) as the sole member of the Company.
     SECTION 1. DEFINITIONS; THE COMPANY
     1.1 Definitions. Capitalized words and phrases used in this Agreement shall have the meanings set forth in Section 8.7 hereof.
     1.2 Formation. The parties hereby form the Company as a limited liability company pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement and the Certificate of Formation.
     1.3 Name. The name of the Company is Lorain County Landfill, LLC. The name of the Company may be changed at any time by the Member.
     1.4 Purpose. The purpose of the Company is primarily to engage in and conduct the business of solid waste management and disposal, and to engage in any other business or activity permitted under Ohio law and the laws of any jurisdiction in which the Company may do business.
     1.5 Intent. It is the intent of the Member that the Company be treated as a separate entity for state law purposes, but be disregarded as an entity and operated in a manner consistent with its treatment as a “division” of the Member for federal and state income tax purposes. It also is the intent of the Member that the Company not be operated or treated as a “partnership” for purposes of Section 303 of the federal Bankruptcy Code.
     1.6 Office. The registered office of the Company within the State of Ohio shall be CT Corporation System, 1300 East 9th Street, Cleveland, Ohio 44114, County of Cuyahoga. The registered office may be changed to any other place within the State of Ohio upon the consent of the Member. The Company may maintain a registered office in any state within which it does business at any location approved by the Member.
     1.7 Registered Agent for Service of Process. The name and address of the registered agent for service of legal process on the Company in Ohio are CT Corporation System, 1300 East 9th Street, Cleveland, Ohio 44114. The Company’s agent for service of legal process may be changed upon the consent of the Member.
     1.8 Term. The term of the Company shall commence on the date the Certification of Formation is filed in Ohio, and shall continue in perpetuity until the Company is dissolved as set forth in this Agreement.

     1.9 Certificate of Formation. The Member shall cause a Certificate of Formation to be filed in the State of Ohio. The Member shall file any amendments to the Certificate of Formation deemed necessary by it to reflect amendments to this Agreement adopted by the Member in accordance with the terms hereof. Upon the approval of the Certificate of Formation, or any amendments thereto, by the Member in accordance with this Agreement, the Member or a designee of a Member shall be authorized to execute and file such instruments with the appropriate state agencies.
     SECTION 2. MEMBER; CAPITAL CONTRIBUTIONS; LOANS
     2.1 Member. The name and address of the Member are set forth on Exhibit A to this Agreement.
     2.2 Contributions of Member. The Member shall contribute to the Company the cash or other assets set forth in Exhibit A to this Agreement.
     2.3 Additional Capital Contributions. The Member shall not be obligated to make additional Capital Contributions to the Company.
     2.4 Limitations Pertaining to Capital Contributions.
          (a) Liability of Member. The Member shall not be liable for the debts, liabilities, contracts or any other obligations of the Company. Except as agreed upon by the Member, and except as otherwise provided by the Act or by any other applicable state law, the Member shall be liable only to make the Capital Contributions as provided in Sections 2.2 and 2.3 hereof and shall not be required to make any other Capital Contributions or loans to the Company
          (b) No Third Party Rights. Nothing contained in this Agreement is intended or will be deemed to benefit any creditor of the Company, and no creditor of the Company will be entitled to require the Member to make additional Capital Contributions.
     2.5 Member Loans. The Member may make loans (“Member Loans”) to the Company, which shall bear interest and be repaid on such reasonable terms and conditions as may be approved by the Member.
     SECTION 3. DISTRIBUTIONS
     Except as otherwise provided in Section 7 hereof, Net Cash Flow, if any, shall be distributed to the Member, at such times as may be determined by the Member.

     SECTION 4. ALLOCATIONS
     4.1 Profits and Losses. Unless otherwise required by the Code, all Profits, Losses and items thereof for each fiscal year of the Company shall be allocated to the Member in full, disregarding the Company as a separate entity for federal income tax purposes.
     SECTION 5. MANAGEMENT
     5.1 General Management Structure. All decisions and actions concerning the Company and its affairs shall be made or taken by the Member. Any party dealing with the Company shall be permitted to rely absolutely on the signature of the Member as binding on the Company, without any duty of further inquiry.
     5.2 Delegation of Authority to Officers. The Member may designate one or more Persons as officers of the Company. The officers shall have the authority to act for and bind the Company to the extent of the authority granted to them in resolutions adopted by the Member on behalf of the Company. The officers of the Company may include a president, vice presidents, a secretary, a treasurer, and such other officers as the Member deems appropriate. The officers of the Company will be entitled to such compensation for their services as the Member may determine from time to time.
     5.3 Indemnification. The Company, its receiver or its trustee shall defend, indemnify and save harmless the Member, its officers and directors, and the officers of the Company (the “Indemnified Parties”) from and against all losses, claims, costs, liabilities and damages incurred by them by reason of any act performed or omitted to be performed by them in connection with the business of the Company, including attorneys’ fees incurred by them in connection with the defense of any action based on any such act or omission; provided, however, no Indemnified Party shall be indemnified from any liability for fraud, bad faith, willful misconduct or gross negligence.
     SECTION 6. BOOKS AND RECORDS; TRANSFERS
     6.1 Books and Records. The Company shall maintain and preserve at its office all accounts, books and other relevant Company documents.
     6.2 Transfers. No interest of the Company may be assigned, transferred, or otherwise disposed of without the consent of the Member. Any attempted transfer, assignment, encumbrance, hypothecation or other disposition shall be null and void.
     SECTION 7. DISSOLUTION AND TERMINATION
     7.1 Dissolution. The Company shall dissolve upon the first to occur of any of the following events:

          (a) The sale of all or substantially all of the Company’s assets and the collection of the proceeds of such sale;
          (b) The decision by the Member to dissolve the Company; or
          (c) The entry of a decree of dissolution under Section 1705.47 of the Act.
     7.2 Winding Up.
          (a) General. Following the dissolution of the Company, as provided in Section 7.1 hereof, the Member may participate in the winding up of the Company as provided in Section 1705.44 of the Act. The Company shall cease to carry on its business, except insofar as may be necessary for the winding up of its business, but the Company’s separate existence shall continue until a certificate of cancellation has been filed with the Ohio Secretary of State or until a decree dissolving the Company has been entered by a court of competent jurisdiction.
          (b) Liquidation and Distribution of Assets. Upon the dissolution of the Company, the Member, or court-appointed trustee, if there is no remaining Member, shall take full account of the Company’s liabilities and assets, and such assets shall be liquidated as promptly as is consistent with obtaining the fair value thereof. During the period of liquidation, the business and affairs of the Company shall continue to be governed by the provisions of this Agreement, with the management of the Company continuing as provided in Section 5 hereof. The proceeds from liquidation of the Company’s property, to the extent sufficient therefor, shall be applied and distributed in the following order:
               (i) To the payment and discharge of all of the Company’s debts and liabilities, including those to the Member as a creditor, to the extent permitted by law, and the establishment of any necessary reserves;
               (ii) To the Member in satisfaction of any Member Loans which have not been satisfied pursuant to Section 7.2(b)(i); and
               (iii) To the Member in accordance with Section 3.
     7.3 Certificate of Cancellation. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provisions have been made therefor and all of the remaining property and assets of the Company have been distributed to the Member, a certificate of cancellation shall be executed and filed by the Member with the Ohio Secretary of State.

     SECTION 8. MISCELLANEOUS
     8.1 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Member and its heirs, legatees, legal representatives, successors, transferees and assigns.
     8.2 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.
     8.3 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.
     8.4 Additional Documents. Each Member, upon the request of the other Member, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary or appropriate to carry out the provisions of this Agreement.
     8.5 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.
     8.6 Ohio Law. The laws of the State of Ohio shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Member.
     8.7 Glossary. For purposes of this Agreement, the following terms shall have the meanings specified in this Section:
     “Act” means the Ohio Limited Liability Company Act, as set forth in Ohio Revised Code Chapter 1705, as amended from time to time (or any corresponding provisions of succeeding law).
     “Agreement” means this Operating Agreement, as amended from time to time. Words such as “herein,” “hereinafter,” “hereof,” “hereto” and “hereunder,” refer to this Agreement as a whole, unless the context otherwise requires.
     “Capital Contribution” means, with respect to any Member, the amount of money and the net fair market value of property (other than money) contributed to the Company by such Member.
     “Certificate of Formation” has the meaning given that term in Section 1.9 hereof.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

     “Company” means the limited liability company formed pursuant to this Agreement and any limited liability company continuing the business of this Company in the event of dissolution as herein provided.
     “Member” means any Person identified as a Member in the heading to this Agreement. If any Person is admitted as a Substituted Member pursuant to the terms of this Agreement, “Member” shall also be deemed to refer to such Person. “Member” refers collectively to all Persons who are designated as a “Member” pursuant to this definition.
     “Net Cash Flow” means the gross cash proceeds to the Company from all sources, less the portion thereof used to pay or establish reserves for Company expenses, debt payments (including payments on Member Loans), capital improvements, replacements and contingencies, all as determined by the Member.
     “Person” means any individual, partnership, corporation, limited liability company, trust or other entity.
     “Profits” and “Losses” mean, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such year or period, determined in accordance with Code Section 703(a), reduced by any items of income or gain subject to special allocation pursuant to this Agreement, and otherwise adjusted by the Member to comply with the Regulations.
     “Regulations” means the Income Tax Regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).
     IN WITNESS WHEREOF, the parties have entered into this Agreement as of the date first above written.

BROWNING-FERRIS INDUSTRIES OF OHIO, INC., a Delaware corporation
By:	/s/ Jo Lynn White
Its: Secretary

EXHIBIT A

Initial Capital
Name and Address of the Member	Contribution
Browning-Ferris Industries of Ohio, Inc.	$100.00
15880 N Greenway-Hayden Loop
Suite 100
Scottsdale, AZ 85260